Rule 424(b)(3)
File No. 333-170633
Swisher Hygiene Inc.

SUPPLEMENT NO. 1 DATED FEBRUARY 9, 2011
TO PROSPECTUS DATED JANUARY 31, 2011

In order to reflect transfers of common stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders Section of the prospectus, which forms part of the Registration Statement on Form S-1 (File No. 333-170633), is hereby supplemented as follows:

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time up to an aggregate of 75,721,525 shares of Swisher Hygiene common stock that they own. These shares include 55,789,632 shares of common stock, currently subject to lock-up agreements, which were issued to former shareholders of Swisher International in the Merger, including shares held by H. Wayne Huizenga and Steven R. Berrard.

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the selling stockholders, the number of shares of common stock known by the company to be owned beneficially by the selling stockholders as of February 9, 2011, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering and the percentage of shares to be owned by the selling stockholders after completion of the offering. The table has been prepared based upon a review of information furnished to us by or on behalf of the selling stockholders.

						Percent of
					Shares of	Common
					Stock Owned	Stock to be
					by the	Owned by the
			Shares of Stock		Selling	Selling
			to be Offered		Stockholder	Stockholder
	Shares of Stock		for the Selling		After	After
Name of Selling	Owned Prior to		Stockholder’s		Completion of	Completion of
Stockholder	Offering		Account		the Offering	the Offering

1082272 Ontario Inc.	4,078,301	(1)	4,078,301	(1)	—	—
Thomas Aucamp	1,300,265	(2)	1,300,265	(2)	—	—
Steven R. Berrard	25,005,311	(2)	25,005,311	(2)	—	—
David Braley	5,194,800		5,194,800		—	—
Cris Branden	577,901	(2)	577,901	(2)	—	—
Thomas Byrne	1,300,265	(2)	1,300,265	(2)	—	—
Romeo DeGasperis	6,700		6,700		—	—
Richard Handley	577,901	(2)	577,901	(2)	—	—
Robert Henninger	577,901	(2)	577,901	(2)	—	—
H. Wayne Huizenga	25,005,359	(2)	25,005,359	(2)	—	—
Jack Lynn	288,927	(2)	288,927	(2)	—	—
Ken MacKenzie	10,000		10,000		—	—
Alex Muxo	577,901	(2)	577,901	(2)	—	—
William Pierce	577,901	(2)	577,901	(2)	—	—
David Prussky	243,000		243,000		—	—
Michael Rapoport	1,499,999		1,499,999		—	—
Aaron Serruya	133,665	(3)	133,665	(3)	—	—
Michael Serruya	5,633,515	(4)	5,633,515	(4)	—	—
Philip Wagenheim	499,999		499,999		—	——
Thomas P. Wohlgemuth(5)	590,789		590,789		—	—
Patrick D. Sale(5)	590,789		590,789		—	—
Thomas M. Wohlgemuth(5)	131,286		131,286		—	—
Lasfam Investments, Inc.	1,027,122	(6)	1,027,122	(6)	—	—
Cheney Bros., Inc.	291,928	(7)	291,928	(7)	—	—

(1)	1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya, owns 4,078,301 shares of common stock. Michael Serruya is a director and President of 1082272 Ontario Inc., and has investment power over 2,039,151 shares of common stock held by 1082272 Ontario Inc. Aaron Serruya has investment power over the remaining shares of common stock owned by 1082272 Ontario Inc.

(2)	These shares are subject to lock-up agreements. Pursuant to the lock-up agreements, the locked-up shareholders will not, subject to certain exceptions, offer, sell, contract to sell or enter into any other agreement to transfer the economic consequences of any Swisher Hygiene shares for a period ending the earlier of (i) the public release of Swisher Hygiene’s earnings for the 2011 financial year or (ii) March 31, 2012.

(3)	The number of shares owned by Aaron Serruya before the offering does not include shares owned by 1082272 Ontario Inc., as described in footnote one to this table.

(4)	Includes the registration of shares of common stock underlying warrants to purchase 5,500,000 shares of common stock. Of these warrants, Mr. Michael Serruya is the beneficial owner of warrants to purchase 299,776 shares of common stock, and Mr. Michael Serruya holds the balance of such warrants on behalf of and in trust for various members of the Serruya family. The number of shares owned by Mr. Serruya before the offering assumes the vesting and subsequent exercise by Mr. Serruya of all warrants. The number of shares owned by Mr. Serruya before the offering does not include shares owned by 1082272 Ontario Inc., as described in footnote (1) to this table.

(5)	Registering the resale of shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of Gateway ProClean, Inc. Thomas P. Wohlgemuth, Patrick D. Sale, and Thomas M. Wohlgemuth share investment control of Gateway ProClean, Inc.

(6)	Registering the resale of shares underlying a convertible promissory note issued in connection with the acquisition of certain assets of Lasfam Investments, Inc. Elliot Laskin has investment control of Lasfam Investments, Inc.

(7)	Registering the resale of shares underlying two convertible promissory notes issued in connection with the entry into a distribution agreement with Cheney Bros., Inc. and the acquisition of certain assets of Cheney Bros. Byron Russell has investment control of Cheney Bros., Inc.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

•	Thomas Aucamp owns common stock in the company and served as Executive Vice President of Swisher International from 2006 to 2010. Mr. Aucamp continues to serve as Executive Vice President of the company, and has served as Secretary of the company since November 2010.

•	Steven R. Berrard owns common stock of the company and served as Chief Executive Officer and a director of Swisher International from 2004 to 2010. Mr. Berrard continues to serve as Chief Executive Officer and a director of the company.

•	David Braley owns common stock in the company and has served as a director of the company since November 1, 2010.

•	Cris Branden owns common stock in the company and served as a director of Swisher International from 2004 to 2010.

•	Thomas Byrne owns common stock in the company and served as Executive Vice President of Swisher International from 2004 to 2010 and as a director of Swisher International from 2004 to 2010. Mr. Byrne continues to serve as Executive Vice President of the company.

•	Romeo DeGasperis owns common stock in the company and served as a director of CoolBrands from November 2006 to 2010.

•	Richard Handley owns common stock in the company and served as a director of Swisher International from 2004 to 2010.

•	H. Wayne Huizenga owns common stock in the company and has served as a director of the company since November 1, 2010.

•	Messrs. Henninger, Muxo, and Pierce own common stock of the Company. Each of them is an employee of Huizenga Holdings, Inc., and in this capacity, they have provided advisory services to Mr. Huizenga in connection with his investment in Swisher International and Swisher Hygiene.

•	Jack Lynn is an employee of Swisher Hygiene.

•	Ken MacKenzie owns common stock in the company and served as the Chief Financial Officer and Secretary of CoolBrands from April 2007 to 2010.

•	Michael Rapoport and Philip Wagenheim worked at Broadband Capital Management, the financial advisor to Swisher International in connection with the Merger.

•	David Prussky owns common stock in the company and served as a director of CoolBrands from February 2010 to November 2010. Mr. Prussky continues to serve as a director of the company.

•	Aaron Serruya owns common stock in the company and was a co-founder of CoolBrands. As described in footnote (1) to the Selling Stockholders table, Mr. Serruya also owns, 50% of 1082272 Ontario Inc.

•	Michael Serruya owns common stock in the Company and was a co-founder of CoolBrands. Mr. Serruya was appointed a director of CoolBrands in 1994 and served as President and Chief Executive Officer of CoolBrands from 2006 to 2010. Mr. Serruya continues to serve as a director of the Company. As described in footnote (1) to the Selling Stockholders table, Mr. Serruya also is a director and the President of 1082272 Ontario Inc., an entity owned 50% by Michael Serruya and 50% by his brother, Aaron Serruya.

•	We acquired the business operations and selected net assets of Gateway ProClean on November 8, 2010. Following the acquisition, we entered into an employment agreement with Thomas M. Wohlgemuth, stockholder of Gateway ProClean. Neither Thomas P. Wohlgemuth nor Mr. Sale, who share investment control of Gateway with Thomas M. Wohlgemuth, has any other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We acquired the business operations and selected net assets of Lasfam Investments, Inc. on December 7, 2010. Mr. Laskin, who has investment control of Lorform, has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

•	We entered into a distribution agreement with Cheney Bros., Inc. on December 31, 2010. Pursuant to the agreement, we will serve as Cheney Bros.’ provider of warewashing and laundry-related chemicals and we will utilize Cheney Bros. as a distribution partner in Florida and Georgia. Pursuant to the agreement, we also purchased certain assets relating to Cheney Bros.’ warewashing and laundry business. Mr. Russel, who has investment control of Cheney Bros., has no other relationship with the Company as set forth in Item 507 of Regulation S-K.

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